Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 8, 2023 and Prospectus dated November 3, 2021)

November 8, 2023

US$1,000,000,000 5.512% Notes due November 17, 2025

US$500,000,000 Floating Rate Notes due November 17, 2025

US$1,250,000,000 5.535% Notes due November 17, 2028

US$1,000,000,000 5.512% Notes due November 17, 2025

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	November 8, 2023

Settlement Date:	November 17, 2023 (T+7)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 17, 2025

Interest Rate:	5.512%

Price to Public:	100.000%

Benchmark Treasury:	UST 5.000% due October 31, 2025

Benchmark Treasury Price and Yield:	100-04 / 4.932%

Re-offer Spread to Benchmark Treasury:	plus 58 basis points

Re-offer Yield:	5.512%

Fees:	10 basis points

All-in Price:	99.900%

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Interest Payment Dates:	Payable semi-annually in arrears on May 17 and November 17 of each year, commencing May 17, 2024, and ending on the Maturity Date, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$999,000,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214FL2

ISIN:	US961214FL21

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
ICBC Standard Bank Plc
ING Financial Markets LLC
Scotia Capital (USA) Inc.

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

Concurrent Offering:	The Issuer expects to issue and sell on the Issue Date US$750,000,000 aggregate principal amount of 6.820% Subordinated Notes due 2033.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

US$500,000,000 Floating Rate Notes due November 17, 2025

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	November 8, 2023

Settlement Date:	November 17, 2023 (T+7)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 17, 2025

Price to Public:	100.000%

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly floating rate Interest Period in accordance with the specific formula described under “Description of the Notes—Floating Rate Notes—Secured Overnight Financing Rate” in the Preliminary Prospectus Supplement.

Margin:	plus 72 basis points

Fees:	10 basis points

All-in Price:	99.900%

Interest Periods:	Each quarterly period from, and including, a floating rate Interest Payment Date to, but excluding, the next floating rate Interest Payment Date (or, in the case of the final floating rate Interest Period, the Maturity Date).

Interest Payment Dates:	Payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2024, subject to Business Day Convention

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each floating rate Interest Payment Date.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Observation Period:	In respect of each floating rate Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such floating rate Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate Interest Payment Date for such floating rate Interest Period.

Day Count Convention:	Actual/360

Net Proceeds:	US$499,500,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	If any Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of maturity for the notes, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month then that Interest Payment Date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214FM0

ISIN:	US961214FM04

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
ICBC Standard Bank Plc
ING Financial Markets LLC
Scotia Capital (USA) Inc.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

Concurrent Offering:	The Issuer expects to issue and sell on the Issue Date US$750,000,000 aggregate principal amount of 6.820% Subordinated Notes due 2033.

US$1,250,000,000 5.535% Notes due November 17, 2028

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	November 8, 2023

Settlement Date:	November 17, 2023 (T+7)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 17, 2028

Interest Rate:	5.535%

Price to Public:	100.000%

Benchmark Treasury:	UST 4.875% due October 31, 2028

Benchmark Treasury Price and Yield:	101-20¼ / 4.505%

Re-offer Spread to Benchmark Treasury:	plus 103 basis points

Re-offer Yield:	5.535%

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable semi-annually in arrears on May 17 and November 17 of each year, commencing May 17, 2024, and ending on the Maturity Date, subject to Business Day Convention.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,246,875,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214FN8

ISIN:	US961214FN86

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
ICBC Standard Bank Plc
ING Financial Markets LLC
Scotia Capital (USA) Inc.

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

Concurrent Offering:	The Issuer expects to issue and sell on the Issue Date US$750,000,000 aggregate principal amount of 6.820% Subordinated Notes due 2033.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 8, 2023 and Prospectus dated November 3, 2021)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, withdrawal or suspension at any time.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Westpac Banking Corporation at 1-212-389-1269.